As filed with the Securities and Exchange Commission on June 15, 1998
                             Registration No. 333- .

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                                JumboSports Inc.
             (Exact name of registrant as specified in its charter)
                                     Florida
         (State of other jurisdiction of incorporation or organization)
                                   52-1643157
                                (I.R.S. Employer
                             Identification Number)

                           4701 W. Hillsborough Ave.
                              Tampa, Florida 33614
                                 (813) 886-9688
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)
                                  ------------
                                  Louis Timchak
                                 General Counsel
                                JumboSports Inc.
                            4701 W. Hillsborough Ave.
                              Tampa, Florida 33614
                                 (813) 886-9688
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ------------
                                   Copies to:
                              David C. Shobe, Esq.
            Fowler, White, Gillen, Boggs, Villareal and Banker, P.A.
                     501 East Kennedy Boulevard, Suite 1700
                              Tampa, Florida 33602
                                  ------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

                                                 Proposed    Proposed
                                                 Maximum     Maximum
                                   Amount        Offering    Aggregate   Amount of
Title of Each Class of             to be         Price Per   Offering  Registration
Securities to be Registered     Registered       Share(1)    Price(1)      Fee
---------------------------     ----------       --------    --------   -----------
Common Stock, par value
 $0.01 per share(2)             86,600 shares    $1.0625     $92,012.50   $ 27.14

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the closing sale price of the Common Stock on the New York Stock Exchange on June 12, 1998.
(2)  Includes the Common Stock purchase rights associated with the Common Stock.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     PROSPECTUS

                                  86,600 Shares

                                JumboSports Inc.

                                  Common Stock


     This Prospectus relates to 86,600 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of JumboSports Inc. (the "Company") held by the following former and current officers of the Company:
Stephen Bebis, Michael Henning and Raymond Springer (the "Selling Stockholders"). The Selling Stockholders acquired the shares in connection with their employment with the Company. See "Selling Stockholders -- Shares Covered by this Prospectus." The Shares are being registered for distribution by the Selling Stockholders (the "Distribution"). See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

     The Company has agreed to bear all out-of-pocket expenses incurred in connection with registration of the Shares, which expenses are expected to be approximately $6,000.00. In addition, the Selling Stockholders have agreed to indemnify the Company, and the Company has agreed to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company Common Stock is listed on New York Stock Exchange ("NYSE") and is quoted under the symbol "JSI." On June 12, 1998, the last reported sale price for the Company Common Stock as reported on the New York Stock Exchange Composite Tape was $1.06 per share. Sale of the Shares by the Selling
Stockholders may be made on one or more exchanges, in the over-the-counter market, or otherwise in one or more transactions at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See "Plan of Distribution."

                  See "Risk Factors" beginning at page 5 for a discussion of certain factors that should be considered by potential investors.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 12, 1998

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes and incorporates by reference certain forward-looking statements based on current plans and expectations of the Company, relating to, among other matters, analyses, and estimates of amounts that are not yet determinable. Such forward-looking statements are contained in the sections entitled "The Company", "Risk Factors," and other sections of this Prospectus (including documents incorporated herein by reference; see "Incorporation of Certain Documents by Reference"). Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from those suggested in this Prospectus, including, among others, the risks and uncertainties present in the sporting goods industry in general, including but not limited to, fluctuations in customer demand (seasonal or otherwise), contracts, contract disputes, contract modifications, contract renewals and nonrenewals, and the operational challenges of having fully trained staff, having computer and telephonic supported operations, managing turnover of key employees and maintenance of outsourced services to Company performance standards, as well as other factors described elsewhere in this Prospectus. See "Risk Factors."


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048, or through the World Wide Web (http://www.sec.gov.) The Company's Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning the Company are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, NY, 10005.

     The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended, in respect of the Common Stock offered hereby. For purposes of this Prospectus, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the contents of any document are not necessarily complete, and in each instance, reference is made to the copy of such document filed with the Commission as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 1-13322) are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1998; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended May 1, 1998; (c) all other reports and other documents filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since January 30, 1998; and (d) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the document that this Prospectus incorporates by reference). Requests should be directed to Louis Timchak, Secretary and General Counsel, JumboSports Inc., 4701 W. Hillsborough Ave., Tampa, Florida 33614, telephone number (813) 886-9688.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus.

                                JumboSports Inc.

     JumboSports Inc. (the "Company") is a specialty retailer of quality name-brand sporting equipment, athletic footwear and apparel, operating 59 big-box sporting goods superstores in 48 markets and 23 states.

     The  Company's   principal   executive  offices  are  located  at  4701  W.
Hillsborough Ave., Tampa, Florida 33614, and its telephone number is (813) 886-9688.

                                  The Offering
Selling Stockholders        Stephen Bebis, Michael Henning and Raymond Springer

Shares Distributed          86,600 Shares

Transfer Agent              ChaseMellon Shareholder Services, LLC
                            450 West 33rd Street, New York, NY 10001

Manner of Distribution      The Shares may be sold by the Selling Stockholders in
                            one or more transactions on the NYSE, or other exchanges,
                            at market prices  prevailing at the time of sale, at prices related to such prevailing  market prices,  at negotiated
                            prices or at fixed  prices.  The  Selling  Stockholders
                            may effect  such transactions  through   broker-dealers,
                            who  will  receive compensation  in the form of discounts
                            or  commissions  from the Selling Stockholders and/or the
                            purchaser of the shares.  The Shares are being  sold on a
                            delayed or  continued  basis pursuant  to Rule 415  until
                            such  time  when  the  Selling Stockholders  elect  to
                            effect  their  sale.  See  "Plan of Distribution."

Transferability of Shares   The Shares of Company Common Stock distributed by the Selling
                            Stockholders pursuant to the Distribution will be freely
                            transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company.  See "Plan of
                            Distribution."

Trading and Listing The Company Common Stock is traded on the New York Stock Exchange under the symbol "JSI".

                                  RISK FACTORS

     Investors should carefully consider the following information in addition to the other information contained in this Prospectus in evaluating an investment in the shares of Common Stock offered hereby.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.


Competition

     The Company faces intense competition for customers and for suitable store locations from a variety of retailers. The Company competes with traditional and specialty sporting goods retailers (regional chains, specialty stores, local operators, pro shops and mail order companies), mass merchandisers (discount stores and department stores) and other large format sporting goods retailers (warehouse and superstore operators). Some of these competitors have substantially greater resources than the Company. The Company currently competes directly with large format competitors in approximately 66% of its geographic markets. This percentage is expected to increase over time.


Seasonality

     The Company's business is seasonal in nature, with its highest sales levels and operating profitability historically occurring during the fiscal fourth quarter, which includes the Christmas selling season. The fourth quarter typically represents approximately 30% of sales for a JumboSports store that is open for the entire year. Any substantial decrease in sales for such period could have a material adverse effect on the Company's profitability.


Vendor Relationships

     The Company purchases from over 1,000 vendors. In fiscal 1997, the one hundred highest volume vendors represented over 70% of total merchandise purchased. Nike, Inc., the Company's largest vendor, accounted for 12.6% of total merchandise purchased. The Company does not maintain any long-term or exclusive commitments or arrangements to purchase from any vendor. Although the Company believes that current relationships with its vendors are good, any major disruption in its vendor relationships could negatively impact the operations of the Company.


Economic Conditions

     The retail sporting goods industry is dependent upon the economic environment and the level of consumer spending. Past economic downturns have negatively impacted the Company's sales and profit margins. There can be no assurance that a prolonged economic recession would not have a material adverse effect on the Company.


Recent Management Changes

     The Company's management changed in fiscal 1996 and then again in the fourth quarter of fiscal 1997, when Mr. Jack E. Bush, then a member of the Board of Directors, was named Chairman of the Board and Chief Executive Officer. There can be no assurance that new management will be successful in implementing profitable operating strategies for the Company.

Significant Borrowings

     In connection with its operating strategy and growth, the Company has incurred significant indebtedness with relatively short-term repayment schedules under its primary credit facility (the "Line of Credit"). The Company's Line of Credit is a $180 million revolving credit facility which matures in May 1999 and contains customary events of default and a number of customary covenants, including restriction on liens and sales of assets, prohibitions on dividends and certain changes in control, and maintenance of certain financial ratios. At January 30, 1998, the Company's total indebtedness under the Line of Credit was approximately $174.0 million. The Company's borrowing under the Line of Credit bears interest, at the Company's option, at the lender's prime rate plus 2%, or at LIBOR plus 3%.

     In addition, as of January 30, 1998, the Company had $2.8 million of long-term capital lease obligations, $85.0 million of long-term mortgage obligations and $74.8 million of 4-1/4% Convertible Subordinated Notes due in the year 2000.


Recent Performance and Store Closings

     Sales for fiscal 1997 decreased 15.3% compared to sales in the previous year, with same store sales decreasing by 14.3% for fiscal 1997. During fiscal 1997, the Company also announced the closing of 26 stores in 13 states. While the Company continues to target promising locations in new markets (two new stores scheduled to open in fiscal 1998), there is no assurance that sales will increase in fiscal 1998, that any additional stores will be opened in the future, or that no further store closings will be undertaken.


Shares Eligible for Future Sale

     Sales of substantial amounts of the Company Common Stock in the public market under Securities Act Rule 144 ("Rule 144") or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Company Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities. In addition, a stockholder owning approximately 2,793,914 shares has the right to have its shares of the Company Common Stock included in future registered public offerings of the Company Common Stock.


Legal Proceedings

     The Company is from time to time involved in routine litigation incidental to the conduct of its business. The Company believes that no such currently pending routine litigation to which it is a party will have a material adverse effect on its financial condition or results of operations.

     In October 1997, the Company announced that it was terminating its relationship with AMR Services Corporation ("AMR Services") for the operation of the Company's warehouse facility in Nashville, Tennessee. On October 10, 1997, the Company instituted litigation against AMR Services in the United States District Court, Middle District of Florida, seeking damages, a declaratory judgment, and injunctive relief for fraud in the inducement and breach of an agreement to provide third-party logistic services at the warehouse facility. In its complaint, the Company alleges that AMR Services misrepresented its experience in the warehouse management industry and mismanaged the Nashville facility. The Company is preliminarily seeking damages from AMR Services in excess of $27 million. At the current time, very little discovery has been completed and an evaluation of the likelihood of success in the litigation cannot be made. AMR has filed a counterclaim in this action seeking damages in excess of six million dollars for breach of contract and negligent misrepresentation.

     On October 11, 1997, AMR Services instituted litigation in Tennessee state court alleging breach of contract arising from the Company's termination of the third-party logistics agreement. In this action, AMR Services has also sought possession of certain records and computer data which were generated at the warehouse facility. This case has been removed to the United States District Court, Middle District of Tennessee. AMR Services is seeking damages of approximately $1,686,000. The parties recently filed a joint stipulation which would result in the dismissal of this action and pursuit of all claims in the Middle District of Florida action. All damages previously sought in this action are now included in the six million dollar claim in the Florida lawsuit.

                                   THE COMPANY

     JumboSports is a specialty retailer of quality name brand sporting equipment, athletic footwear and apparel, operating big-box sporting goods superstores in various markets across the country.

     On February 14, 1997, the Company (which prior to such date was incorporated in Delaware under the name "Sports & Recreation, Inc.") was merged into a wholly owned subsidiary organized under Florida law. The purpose of such merger was to change the Company's corporate domicile to Florida. Also on February 14, 1997, the Company changed its corporate name from Sports & Recreation, Inc. to JumboSports Inc.

     The Company's business strategy is to offer its customers the best overall value in sporting goods through a wide assortment of quality name brand merchandise, superior customer service and competitive prices.


             SELLING STOCKHOLDERS-SHARES COVERED BY THIS PROSPECTUS

     The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of May 29, 1998 and as adjusted to reflect the Distribution. Mr. Bebis was Chairman of the Board, Chief Executive Officer and President of the Company from February 1996 until December 1997, when he terminated his employment with the Company. Messrs. Springer and Henning currently serve the Company as Executive Vice President and Chief Financial Officer, and Senior Vice President of Human Resources, respectively.


                          Shares Beneficially               Shares Beneficially
                              Owned Prior                       Owned After
                             to Offering(1)      Shares        Offering(1)(2)
                          -------------------    Being      ------------------
                           Number     Percent    Offered     Number    Percent
                           ------     -------    -------     ------    -------
Stephen Bebis              50,000        *       50,000           0      0.0%
Raymond P. Springer        92,000        *       30,000      62,000(2)   *
Mike Henning                7,427        *        6,600         827(2)   *

*    Less than one percent.
(1)  Assumes the distribution of all of the Shares offered hereby.
(2) As of the close of business on May 29, 1998, Mr. Henning who is Senior Vice President of Human Resources beneficially owned 7,427 shares of Company Common Stock. As of May 29, 1998, Mr. Springer, who is the Company's Chief Financial Officer, beneficially owned 92,000 shares of Company Common Stock, including all currently exercisable stock options. The shares being registered hereby are only those shares purchased by them pursuant to stock purchase provisions, in conjunction with stock purchase assistance loans provided by the Company, contained in these officers' respective employment agreements.

     The Company has agreed to indemnify the Selling Stockholders, and the Selling Stockholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended, in connection with the distribution of the Shares offered by this Prospectus.

     The  Company  will  pay  the  expenses  incurred  in  connection  with  the
preparation  and  filing  of  this  Prospectus  and  the  related   Registration
Statement.


                                 USE OF PROCEEDS

     The proceeds from the sale of the Shares to which this Prospectus relates will be received by the Selling Stockholders.

     No cash or other proceeds will be received by the Company as a result of the Distribution.


                              PLAN OF DISTRIBUTION

     The Shares may be sold by the Selling Stockholders in one or more transactions on the NYSE or other exchanges. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions through broker-dealers immediately upon effectiveness of the Registration Statement, or on a delayed or continued basis pursuant to Rule 415 until such time as the Selling Stockholders elect to effect their sales. The Shares of Company Common Stock distributed by the Selling Stockholders pursuant to the Distribution will be freely transferable, except for Shares received by persons who may be deemed to be "affiliates" of the Company.


         DESCRIPTION OF COMMON STOCK AND OTHER SECURITIES OF THE COMPANY

General

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value of $0.01 per share, all of the same class, of which 20,392,873 were issued and outstanding as of March 27, 1998. The Company has also issued Stock Purchase Rights (the "Rights") which attach to and trade with the Common Stock, each such Right entitling the holder to purchase an additional share of Common Stock. In addition, the Company has issued and outstanding 4 1/4% Subordinated Convertible Notes due on November 1, 2000 which, at the holder's option may be convertible into Common Stock of the Company up to five business days prior to the redemption date.

     The following summary does not purport to be complete and is subject in all respects to applicable Florida law and the Company's Articles of Incorporation and Bylaws, as amended.

Common Stock

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value of $0.01 per share, all of the same class, of which 20,392,873 were issued and outstanding as of March 27, 1998. Holders of Shares of Common Stock are entitled to one vote per share for election of directors and all matters submitted a vote of the Company's stockholders. The Board of Directors is classified into three separate classes, each with approximately equal number of Directors, to hold term for three years. All shares of Common Stock vote equally for the Directors who are up for election in any given year. The Company's Articles of Incorporation does not provide for cumulative voting rights in the election of directors. The holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available therefor. In the event of dissolution, liquidation or winding up of the Company, holders of shares if Common Stock are entitled to share ratably in assets remaining after payment of all liabilities and liquidation preferences, if any. Holders of shares of Common Stock have no redemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and nonassessable. The Company's Common Stock is listed on the NYSE under the symbol "JSI".


Rights to Purchase Common Stock

     The description of the Rights to Purchase Common Stock is set forth under the caption "Description of Securities to be Registered" in the Registration Statement on Form 8-A of Sports & Recreation, Inc. (the "Predecessor") filed on June 19, 1996, and such section is hereby incorporated herein by reference. Since that filing, however, the Company has merged into a Florida corporation which was a wholly owned subsidiary of the Predecessor, and Articles of Merger where filed with the State of Florida on February 14, 1997. The Company, as the surviving corporation, changed its name to JumboSports Inc. and is now governed by Florida law.


4 1/4% Convertible Subordinated Notes Due 2000:

     The description of the Subordinated Notes is set forth under the caption "Description of Notes: contained in the Registrant's Registration Statement on Form S-3 of Sports & Recreation, Inc. filed on October 15, 1993, (File number 33-70364) and such section is incorporated herein by reference. However, since that filing the Subordinated Notes have been listed on the NYSE and the Company has merged into a Florida corporation which was a wholly owned subsidiary of the Predecessor, as stated in the above paragraph. Accordingly, the Company is now governed by Florida law.


Florida Law and Indemnification of Directors and Officers

     The Company is subject to the provisions of Section 607 of the Florida Business Corporation Act ("FBCA"). The Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the maximum extent and under all circumstances permitted by the FBCA. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

     In addition, the Company has entered into Indemnity Agreements with its directors and executive officers providing for indemnification of the fullest extent permitted by law. The Indemnity Agreements also establish the presumption that the director has met the applicable standard of conduct required for indemnification. The agreements provide for litigation expenses to be advanced to a director at his request provided that he undertake to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. The Indemnity Agreements' indemnification provisions applicable to a derivative suit provide for indemnification for amounts paid in settlement and partial indemnification in the event that a director is not entitled to full indemnification.

                                     EXPERTS

     The consolidated financial statements of the Company as of January 30, 1998 and January 31, 1997, and for the years then ended, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended January 30, 1998, have been so incorporated in reliance upon the report of Coopers & Lybrand L.L.P, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of the Company as of January 28, 1996, and for the year then ended also incorporated by reference to the Company's Annual Report on Form 10-K for the year ended January 30, 1998, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

     The validity of the Shares being offered hereby will be passed upon by Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. of Tampa, Florida.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Florida Business Corporation Act grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The Company's Bylaws also provide for the indemnification, to the fullest extent permitted by the Florida Business Corporation Act, of such persons. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provision, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                  86,600 Shares




                                JumboSports Inc.




                                  Common Stock



                                   PROSPECTUS


                                  June 12, 1998

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering herein contained, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to buy any security other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts herein set forth since the date hereof.



                                TABLE OF CONTENTS

                                             Page

     Available Information..................   4
     Incorporation of Certain Documents
      by Reference..........................   4
     Prospectus Summary.....................   6
     Risk Factors...........................   7
     The Company............ ...............   9
     Selling Stockholders-Shares Covered
      by this Prospectus ...................   9
     Use of Proceeds........................  10
     Plan of Distribution...................  10
     Description of Common Stock and Other
      Securities of the Company.............  10
     Experts................................  12
     Legal Matters..........................  12
     Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities ..........................  12

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Estimated  expenses  for the sale of the shares of Common Stock are as follows:
          SEC registration fee                       $   27.14
          Legal fees and expenses                     3,000.00
          Accounting fees and expenses                3,000.00
          Printing and engraving expenses.            0,000.00
          Miscellaneous fees and expenses             0,000.00
                                                     ---------
               Total                                 $6,027.14
                                                     =========


          All such fees and expenses will be paid by the Company.


Item 15.  Indemnification of Directors and Officers.

     The Florida Business Corporation Act (the "FBCA") grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The FBCA permits a Florida corporation, with the approval of its stockholders, to include within its certificate of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by stockholders of the corporation.

     The Company's Bylaws (the "Bylaws") include an Article which allows the Company to take advantage of such provision of the FBCA. The Bylaws also provide for the indemnification, to the fullest extent permitted by the FBCA, of officers and directors of the Company. The Company currently maintains policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 16.  Exhibits and Financial Statement Schedules.

     The  following  documents  are  filed  as  exhibits  to  this  Registration
Statement:

     5.1 - Opinion of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. with respect to legality of the securities being registered.
     23.1 - Consent of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. (included in its opinion to be filed as Exhibit 5.1).
     23.2 - Consent of Coopers & Lybrand L.L.P.
     23.3 - Consent of Deloitte & Touche LLP
     24.1 - Powers of Attorney of Directors and Executive Officers (included on the Signature Pages of this Registration Statement).


Item 17.  Undertakings.

          (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof."

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 12, 1998.

                                              JUMBOSPORTS INC


                                              By: /s/ JACK E. BUSH
                                              Jack E. Bush
                                              Chairman of the Board and
                                              Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the directors and/or executive officers of JumboSports Inc. whose signature appears below hereby appoints Jack
E. Bush and Raymond Springer, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable JumboSports Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                 Title                                   Date
---------                 -----                                   ----

/s/ JACK E. BUSH          Chairman of the Board, Chief            June 12, 1998
Jack E. Bush              Executive Officer and Director
                          (Principal Executive Officer)


/s/ RAYMOND P. SPRINGER   Executive Vice President and Chief      June 12, 1998
Raymond P. Springer       Financial Officer (Principal
                          Financial and Accounting Officer)


/s/ HAROLD F. COMPTON     Director                                June 12, 1998
Harold F. Compton


/s/ R. DON MORRIS         Director                                June 12, 1998
R. Don Morris


/s/ SAMUEL NORTHROP, JR.  Director                                June 12, 1998
Samuel Northrop, Jr.


/s/ RONALD L. VAUGHN      Director                                June 12, 1998
Ronald L. Vaughn

                                 EXHIBIT INDEX


Exhibit
No.          Description

5.1          Opinion of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A.
             with respect to legality of the securities being registered.

23.1         Consent of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A.
             (included in its opinion to be filed as Exhibit 5.1).

23.2         Consent of Coopers & Lybrand L.L.P

23.3         Consent of Deloitte & Touche LLP

24.1 Powers of Attorney of Directors and Executive Officers (included on the Signature Pages of this Registration Statement).